Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of Can-Fite Biopharma Ltd. for the registration of up to 23,121,804 of its ordinary shares and to the incorporation by reference therein of our report dated March 29, 2019, with respect to the consolidated financial statement of Can-Fite Biopharma Ltd. included in Annual Report (Form 20-F) filed with the Securities and Exchange Commission on March 29, 2019.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
May 3, 2019	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global